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EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the acquisition of PictureTel by Polycom, which was accounted for as a purchase. These pro forma condensed combined consolidated financial statements were prepared as if the acquisition had been completed as of January 1, 2000 for statement of operations purposes and on September 30, 2001 for balance sheet purposes.

    The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred on September 30, 2001 for balance sheet purposes and as of January 1, 2000 for statement of operations purposes, nor are they necessarily indicative of the future financial position or results of operations. The unaudited pro forma condensed combined consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of PictureTel, before any integration or restructuring adjustments. The final allocation of the purchase consideration will be determined using PictureTel's financial statements as of October 18, 2001, the closing date of the acquisition, and will be based on appraisals and a comprehensive final evaluation of the fair value of the tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the acquisition as considered appropriate. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that may be materially different from the preliminary estimates of these amounts. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this report. The unaudited pro forma condensed combined consolidated financial statements do not include the realization of cost savings from operating efficiencies, synergies or restructurings that may result from the acquisition.

    These unaudited pro forma condensed combined consolidated financial statements are based upon the respective historical consolidated financial statements of Polycom (as restated to include the accounts and results of operations of Accord Networks, Ltd. acquired by Polycom on February 28, 2001, treated as a pooling of interests, see Form 8-K filed on June 15, 2001) and PictureTel and should be read in conjunction with the historical consolidated financial statements of Polycom (as restated) and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Polycom" (as restated) contained in the reports and other information Polycom has on file with the Securities and Exchange Commission and the historical consolidated financial statements and notes thereto of PictureTel, which are attached thereto as Exhibits 99.2 and 99.3.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2001
(in thousands)

			Pro Forma
	Polycom As reported	Picturetel As reported
			Adustments		Combined
Assets
Current assets:
Cash and cash equivalents	$174,892	$30,105	$(183,400	) (c)	$30,197
			8,600	(d)
Restricted cash and cash equivalents	—	34,961	—		34,961
Short-term investments	41,630	—	(8,600	) (d)	33,030
Trade receivables, net	63,709	32,683	5,000	(b)	98,192
			(3,200	) (e)
Inventories	41,854	24,242	(3,800	) (b)	62,296
Deferred taxes	24,864	—	34,000	(g)	58,864
Prepaid expenses and other current assets	15,317	10,871	(4,100	) (c)	22,088

Total current assets	362,266	132,862	(155,500)		339,628
Fixed assets, net	22,231	13,187	—		35,418
Long-term investments	92,892	—	—		92,892
Noncurrent deferred taxes	2,322	—	80,000	(g)	82,322
Convertible notes receivable	41,500	—	(41,500	) (e)	—
Goodwill and other intangible assets	11,052	—	213,600	(f)	224,652
Deposits and other assets	14,772	1,948	—		16,720

Total assets	$547,035	$147,997	$96,600		$791,632

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$21,592	$10,628	$(3,200	) (e)	$29,020
Accrued payroll and related benefits	8,397	5,456	—		13,853
Accrued expenses	5,924	36,811	—		42,735
Deferred revenue	7,118	14,599	(2,000	) (b)	19,717
Short term borrowings	—	41,500	(41,500	) (e)	—
Taxes payable	18,259	7,621	—		25,880
Other current liabilities	9,401	—	5,200	(a)	14,601

Total current liabilities	70,691	116,615	(41,500)		145,806
Long-term liabilities	1,902	10,590	—		12,492

Total liabilities	72,593	127,205	(41,500)		158,298
Commitments and contingencies
Redeemable convertible preferred stock	—	2,830	(2,830	) (c)	—

Stockholders' equity:
Common stock	42	537	(534	) (c)	45
Additional paid-in capital	409,557	286,457	(66,968	) (c)	629,046
Unearned stock-based compensation	(953)	—	—		(953)
Accumulated earnings (deficit)	65,095	(266,390)	266,390	(c)	15,795
			(49,300	) (f)
Accumulated other comprehensive gain (loss)	701	(2,086)	2,086	(c)	701
Treasury stock, 363, 557 shares, at cost	—	(556)	556	(c)	(11,300)
			(11,300	) (c)

Total stockholders' equity	474,442	17,962	140,930		633,334

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$547,035	$147,997	$96,600		$791,632

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(in thousands, except per share data)

			Pro Forma
	Polycom As reported	Picturetel As reported
			Adjustments		Combined
Net revenues	$263,141	$143,971	$(8,900	) (b)	$398,212
Cost of net revenues	112,605	104,731	(8,200	) (b)	209,136

Gross profit	150,536	39,240	(700)		189,076
Operating expenses:
Sales and marketing	52,824	57,632	(26,414	) (d)	84,042
Research and development	41,618	18,708	—		60,326
General and administrative	13,767	—	26,414	(d)	40,181
Purchased in-process research and development	2,450	—	—		2,450
Acquisition-related costs	11,530	—	—		11,530
Amortization of goodwill and other intangible assets	2,018	—	9,825	(a)	11,843

Total operating expenses	124,207	76,340	9,825		210,372

Operating income (loss)	26,329	(37,100)	(10,525)		(21,296)
Interest income (expense), net	10,597	1,599	(6,400	) (e)	5,796
Other investment adjustment	(1,523)	(479)	—		(2,002)
Other income (expense), net	(446)	(7,650)	—		(8,096)

Income (loss)before provision for income taxes	34,957	(43,630)	(16,925)		(25,598)
Provision for (benefit from) income taxes	12,302	1,009	(15,127	) (c)	(1,816)

Net income (loss)	$22,655	$(44,639)	$(1,798)		$(23,782)

Basic net income (loss) per share	$0.27	$(0.90)			$(0.26)

Diluted net income (loss) per share	$0.26	$(0.90)			$(0.26)

Weighted average shares outstanding for basic net income (loss) per share	83,432	49,362			90,016

Weighted average shares outstanding for diluted net income (loss) per share	86,322	49,362			90,016

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands, except per share data)

			Pro Forma
	Polycom As reported, As restated	Picturetel As reported
			Adjustments		Combined
Net revenues	$373,554	$245,149	$(5,900	) (b)	$612,803
Cost of net revenues	164,099	188,197	(5,900	) (b)	346,396

Gross profit	209,455	56,952	—		266,407
Operating expenses:
Sales and marketing	70,745	129,595	(68,800	) (d)	131,540
Research and development	43,570	46,783	—		90,353
General and administrative	20,702	—	68,800	(d)	89,502
Acquisition-related costs	4,768	—	—		4,768
Amortization of other intangible assets	—	—	13,100	(a)	13,100
Other non recurring expenses	10,533	—	—		10,533

Total operating expenses	150,318	176,378	13,100		339,796

Operating income (loss)	59,137	(119,426)	(13,100)		(73,389)
Interest income (expense), net	8,419	(2,082)	(5,200	) (e)	1,137
Other investments adjustment	(5,854)	—	—		(5,854)
Other income (expense), net	8	15,707	—		15,715

Income (loss)before provision for income taxes	61,710	(105,801)	(18,300)		(62,391)
Provision for (benefit from) income taxes	24,247	1,170	(36,634	) (c)	(11,217)
Preferred stock beneficial conversion feature	—	6,900	—		6,900

Net income (loss) attributable to holders of common stock(1)	$37,463	$(113,871)	$18,334		$(58,074)

Basic net income (loss) per share	$0.50	$(2.73)			$(0.71)

Diluted net income (loss) per share	$0.45	$(2.73)			$(0.71)

Weighted average shares outstanding for basic net income (loss) per share	75,264	41,739			81,848

Weighted average shares outstanding for diluted net income (loss) per share	83,828	41,739			81,848

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

(1)
For presentation purposes the term net loss has been used when referring to this item throughout the pro forma financial information sections of this report.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

    On October 18, 2001, Polycom completed the acquisition of PictureTel. Polycom acquired all of the outstanding shares of PictureTel common stock for a combination of 0.1177 shares of Polycom common stock and $3.11 in cash for each outstanding share of PictureTel common stock. Polycom issued approximately 6.9 million shares of its common stock, including treasury stock resulting from the transaction of 364,000 shares, and paid approximately $183 million in cash for all of the outstanding shares of PictureTel common stock and assumed PictureTel options exercisable for approximately 1.2 million shares of Polycom common stock. Polycom has accounted for the transaction as a purchase.

2.  PRELIMINARY PURCHASE PRICE

    The accompanying unaudited pro forma condensed combined consolidated financial statements reflect a purchase price of approximately $412 million, consisting of cash and Polycom common stock issued valued using the average fair value of Polycom's outstanding common stock from May 22, 2001 to May 29, 2001, five trading days surrounding the date the acquisition agreement was announced, and the fair value of the options and warrant to be assumed by Polycom in the acquisition, and other costs directly related to the acquisition as follows (in thousands):

Cash	$183,400
Fair value of Polycom's common stock	195,400
Fair value of options and warrant assumed	24,100
Estimated acquisition related costs	9,300

Total consideration	$412,200

    For purposes of computing the estimated fair value of the options and warrant assumed, the Black-Scholes pricing model was used with the following assumptions: fair value of Polycom's stock of $27.74, expected life of 5.5 years, risk-free rate of 5.5%, expected dividend yield of 0% and volatility of 90%. The preliminary purchase price allocation, which is subject to change based on Polycom's final analysis, is as follows (in thousands):

Tangible assets acquired	$274,497
Liabilities assumed	(125,205)
In-process research and development	49,300
Goodwill	174,307
Other intangible assets consisting of:
Core technology	11,061
Developed technology	2,847
Patents	8,668
Product customer relationships	3,211
Service customer relationships	13,514

Total consideration	$412,200

    The amount allocated to purchased in-process research and development and other intangible assets was determined by an independent appraisal using established valuation techniques in the high-technology communications industry. In-process research and development was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company's control such as a change in the market for the resulting developed products. In addition, at such time that the projects are completed it is reasonably possible that the completed products do not receive market acceptance or that the Company is unable to produce and market the products effectively.

    For purposes of these unaudited pro forma condensed combined consolidated financial statements, goodwill originating from the acquisition of PictureTel and Polycom has not been amortized in accordance with the guidance contained in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 142 (SFAS 142) "Goodwill and Other Intangible Assets". Other intangible assets are being amotized over their estimated useful lives of three years.

3.  PRO FORMA ADJUSTMENTS

Balance Sheet:

    The accompanying unaudited pro forma condensed combined consolidated balance sheet has been prepared as if the acquisition was completed on September 30, 2001 and reflects the following pro forma adjustments:

  (a)
  To record estimated outstanding direct acquisition costs of approximately $5.2 million to be incurred by Polycom.

  (b)
  To adjust the PictureTel deferred revenue, accounts receivables and inventory to their estimated fair value.

  (c)
  To eliminate the historical stockholders' equity and redeemable convertible preferred stock of PictureTel, and record cash paid and Polycom shares issued in the acquisition.

  (d)
  To record sale of short-term investments for cash payment on purchase.

  (e)
  To eliminate intercompany receivable and payable balances.

  (f)
  To record in-process research and development, goodwill and other intangible assets resulting from the purchase.

  (g)
  To eliminate valuation allowances on PictureTel net operating loss carryforwards and other deferred tax assets.

Statement of Operations:

    The accompanying unaudited pro forma condensed combined consolidated statement of operations have been prepared as if the acquisition was completed as of January 1, 2000 and reflects the following pro forma adjustments:

  (a)
  To record the amortization of other intangible assets resulting from the acquisition on a straight line basis over three years.

  (b)
  To eliminate intercompany transactions relating to the sale and purchase of products.

  (c)
  To adjust provision for taxes applying Polycom's effective tax rate on pro forma combined loss before taxes.

  (d)
  To reclassify certain PictureTel general and administrative expenses from sales and marketing to conform to Polycom's financial statement presentation.

  (e)
  To eliminate interest income on cash and investment balances used in acquisition.

4.  UNAUDITED PRO FORMA COMBINED NET INCOME (LOSS) PER SHARE DATA

    Shares used to calculate unaudited pro forma combined net loss per share, were computed by adding the 6.6 million shares, net of treasury stock, issued in exchange for the outstanding PictureTel shares to Polycom's basic weighted average shares outstanding. As the unaudited pro forma condensed combined consolidated statements of operations for all periods presented shows a combined net loss, weighted average basic and diluted shares are the same.

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  EXHIBIT 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2001 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 (in thousands, except per share data)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS